Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of WebMD Health Corp. (“WebMD”) pertaining to the stock option plans of HLTH Corporation (“HLTH”) and certain predecessor companies being assumed by WebMD in connection with its merger with HLTH of: (a) our report dated February 26, 2009, except for Notes 3, 9, 10 and 24, as to which the date is June 29, 2009, with respect to the consolidated financial statements and schedule of HLTH as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, included in Exhibit 99.3 to the Current Report on Form 8-K filed by HLTH with the Securities and Exchange Commission (the “Commission”) on July 2, 2009; and (b) our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of HLTH as of December 31, 2008, included in its 2008 Annual Report (Form 10-K), filed with the Commission.
/s/ Ernst & Young LLP
New York, New York
October 23, 2009